News Release
TSX, NYSE-MKT
Symbol: NCQ

NovaCopper Announces Second Quarter Financial Results

July 9, 2013 - Vancouver, British Columbia - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper” or "the Company”) today announced the results of the second quarter ended May 31, 2013. Details of the Company's financial results are contained in the unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.novacopper.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Second Quarter Financial Results

The following unaudited selected quarterly information is prepared in accordance with U.S. GAAP.

			in thousands of dollars,
			except for per share amounts
Selected financial results	Three	Three	Six	Six
	months	months	months	months
	ended	ended	ended	ended
	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012
	$	$	$	$
Amortization	254	168	504	286
General and administrative	616	727	1,164	752
Mineral properties expense	2,231	2,421	3,033	3,058
Professional fees	211	143	510	144
Salaries	602	738	1,150	822
Salaries – stock-based compensation	2,000	5,494	6,113	5,494
Loss and comprehensive loss for the period	5,947	9,753	12,573	10,618
Basic and diluted loss per common share	$0.11	$0.21	$0.26	$0.23

For the six month period ended May 31, 2013, NovaCopper reported a net loss of $12.6 million (or $0.26 basic and diluted loss per common share) compared to a net loss of $10.6 million for the corresponding period in 2012 (or $0.23 basic and diluted loss per common share). This variance was primarily due to an increase in the non-cash stock-based compensation charge to $6.1 million compared to $5.5 million in 2012 as a result of grants under the restricted share unit and deferred share unit plans implemented in 2013. The remainder of the variance resulted from increases in professional fees, general and administrative expenses, amortization, and salaries all related to operating as a separate entity from NovaGold Resources Inc. (“NovaGold”) in 2013. In 2012, a significant portion of these expenses were shared with or borne by NovaGold prior to the completion of the spin-out on April 30, 2012. The comparative period in 2012 only included corporate stand-alone expenses for a one-month period for general and administrative, professional fees, corporate development and salaries.

Total stock-based compensation expense recognized for the period was $6.1 million which included $3.3 million for options granted under the NovaCopper stock option plan, $0.05 million for NovaGold arrangement options from the spin-out, and $2.8 million for RSUs and DSUs granted to employees and directors. As NovaCopper was not a publicly traded entity prior to April 30, 2012, the stock-based compensation charge only related to one month in the comparable period in 2012. Further, as a result of becoming a separate public company, expenses were incurred relating to general and administrative expenses of $1.2 million and salaries of $1.1 million increased over the comparable expenses in 2012 totalling $1.6 million. Expenses to April 30, 2012, the date of completion of the spin-out, were funded by NovaGold and its subsidiaries.

For the six month period ended May 31, 2013, NovaCopper reported mineral property expenses of $3.0 million compared to $3.1 million for the corresponding period in 2012. Similar expenses were incurred consisting of drilling, project support expenses, and personnel for the start-up of the field season in May 2013. Project support and personnel costs were lower for the period in 2013 than 2012 due to a smaller field season program. Engineering expenses of $0.8 million were incurred in the period relating to the Arctic deposit preliminary economic assessment under an open-pit scenario as well as internal studies. This is significantly higher than $0.3 million incurred in the six months ended May 31, 2012.

For the three month period ended May 31, 2013, we reported a net loss of $5.9 million (or $0.11 basic and diluted loss per common share), a reduction from the net loss of $9.8 million for the corresponding period in 2012 (or $0.21 based and diluted loss per common share). The significant reduction in expenses from 2012 is a charge of $2.0 million in stock-based compensation in 2013 compared to $5.5 million in 2012. The expense in 2012 had a significant impact on the second quarter results due to the public listing during the period. Prior to April 30, 2012, no expense was recognized as we were not yet public.

For the three month period ended May 31, 2013, NovaCopper reported mineral property expenses of $2.2 million compared to $2.4 million for the corresponding period in 2012. Similar expenses were incurred mainly consisting of drilling and project support expenses for the first month of field season. 2013 also included $0.6 million of engineering expenses mainly related to further studies on the Arctic Deposit (2012 - $0.1 million).

Liquidity and Capital Resources

At May 31, 2013, NovaCopper had $15.7 million in cash and cash equivalents. We were on budget for the first half of our fiscal year and expended $6.4 million on operating activities during the six month period ended May 31, 2013, compared with expenditures of $3.9 million for operating activities for the same period in 2012. Cash spent on operating activities in 2013 was mainly expended on mineral property expenses, general and administrative expenses, and salaries. A majority of cash spent on operating activities in the six month period ended May 31, 2012 was expended on mineral property expenses. Our exploration budget for the remainder of the year is $6.8 million which we anticipate will be mainly spent during the summer months. As our exploration program is seasonal in nature, we do not anticipate significant exploration expenditures in the fall and winter.

Outlook

NovaCopper opened its 2013 UKMP Projects exploration field season on May 1st and operated all four diamond core drills throughout the month. The 2013 exploration program is focused on the Ruby Creek and South Reef zones of the Bornite Project and is aimed at expanding resources identified in the 2013 Bornite technical report released in February 2013. As of June 30, 2013, 6,441 metres of drilling has been completed representing approximately 86% of the planned 7,500 metre drill program. Drill results are anticipated to be released in the fall.

We are continuing to work on a new preliminary economic assessment study for an open pit scenario at the Arctic Deposit which we expect to be completed during the summer of 2013. We are also continuing to focus efforts on community relations and workforce development strategies, working closely with NANA on these efforts.

On April 30, 2013, NovaCopper announced it has signed a Memorandum of Understanding with the Alaska Industrial Development Export Authority (AIDEA) to investigate the viability of permitting and constructing an industrial access road to the Ambler mining district and the UKMP Projects.

About NovaCopper

NovaCopper Inc. is a base metals exploration company focused on exploring and developing the Ambler mining district in Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both projects are located within NovaCopper’s land package that spans approximately 143,000 hectares. NovaCopper has formed a partnership with NANA Regional Corporation, Inc., an Alaskan Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with the local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

More information on the Company, its properties and its management team is available on the Company’s website at www.novacopper.com.

NovaCopper Contacts:

Patrick Donnelly	Elaine Sanders
Vice President, Corporate Communications	Chief Financial Officer
patrick.donnelly@novacopper.com	elaine.sanders@novacopper.com

604-638-8088 or 1-855-638-8088

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Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information” and "forward-looking statements” (collectively "forward-looking statements”) within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of NovaCopper, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects”, "anticipates”, "believes”, "intends”, "estimates”, "potential”, "possible”, and similar expressions, or statements that events, conditions, or results "will”, "may”, "could”, or "should” occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; exploration results and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaCopper's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NovaCopper Inc.’s Annual Report on Form 10-K dated February 12, 2013, filed with the Canadian securities regulatory authorities, the United States Securities and Exchange Commission and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. NovaCopper's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NovaCopper assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.